UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 26, 2007

ENERGIZER HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

MISSOURI	1-15401	No. 43-1863181
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

533 MARYVILLE UNIVERSITY DRIVE, ST. LOUIS, MO 63141

(Address of Principal Executive Offices) (Zip Code)

(314) 985-2000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF PRINCIPAL OFFICER; APPOINTMENT OF PRINCIPAL OFFICER; COMPENSATORY ARRANGEMENTS

(A) Joseph Lynch, President and Chief Executive Officer, Schick-Wilkinson Sword has submitted a written notice to Ward M. Klein, Chief Executive Officer of the Company that he will retire from the Company as of March 31, 2007. At a meeting of the Board of Directors of the Company held on February 26, 2007, the Board accepted his resignation as an officer of the Company as of his retirement date, and appointed David P. Hatfield, who currently serves as Executive Vice President and Chief Marketing Officer, Energizer Battery, to succeed Mr. Lynch as President and Chief Executive Officer, Schick-Wilkinson Sword upon his retirement.

Mr. Hatfield, who is 46, joined the Company in 1988 after having obtained a B.A. in Economics from Princeton in 1982, and an MBA from Stanford in 1986. Throughout his tenure with the Company he has served in a number of capacities throughout the Battery organization, including Director of Marketing - PanAm, Vice President Marketing - Energizer Europe, and Vice President, Global Marketing - Energizer Battery. In March of 2004 he was appointed by the Board as an Executive Officer, and he has served as Executive Vice President and Chief Marketing Officer, Energizer Battery since that time. His current responsibilities include Battery global marketing, research and development, lights, miniatures, rechargeables and new products. A successor to Mr. Hatfield’s current position has not been named; Joseph McClanathan, President and Chief Executive Officer, Energizer Battery will continue to maintain oversight responsibility for those activities.

(B) At its meeting on February 26, 2007 the Board of Directors also approved the terms of a Separation Agreement and General Release with Mr. Lynch, which is attached to this filing as Exhibit 10.1. The material terms of the Non-Competition and Non-Disclosure Agreement are as follows:

Consideration In exchange for a comprehensive release of any and all claims he may have against the Company, as well as for the covenants described below, Mr. Lynch will receive the sum of Five Hundred Thousand Dollars ($500,000) effective as of his retirement. (This payment will not be deemed compensation for purposes of the calculation of Mr. Lynch’s pension benefits under any qualified or non-qualified retirement plan.) In addition, 2,500 restricted stock equivalents which are scheduled to vest in equal increments in January of 2008 and 2009 will accelerate and vest upon his retirement. Mr. Lynch will remain entitled to his regular benefits which have accrued, or will accrue upon his retirement, pursuant to the terms and provisions of the Company’s existing benefit plans and programs.

Non-Competition For a period of three (3) years after termination of employment, Mr. Lynch may not compete against Energizer in any of the following business activities: all aspects of manufacturing, marketing, distributing, consulting with regard to, and/or operating a facility for the manufacturing, processing, marketing, or distribution of wet-shave products, including razors, blades, shaving systems, shaving cream and accessories, batteries, lighting products, rechargeable batteries, and related battery and lighting products.

Non-Solicitation For the duration of the three-year period, Mr. Lynch may not induce or attempt to induce any employee of the Company to leave the employ of the Company or induce or attempt to induce any customer, supplier, distributor, broker, or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any customer, supplier, distributor, broker or other business relation and the Company.

Non-Disclosure Mr. Lynch will not disclose to any unauthorized persons or use for his own account any information, observations and data relating to the formulation, technology or design, intellectual property, processing, manufacturing, sale and marketing of Energizer’s wet-shave products, batteries and battery related products obtained by him during the course of his employment with Energizer.

(C) At a meeting following the Board meeting on February 26, 2007, the Nominating and Executive Compensation Committee of the Board approved increasing Mr. Hatfield’s annual salary, effective upon his promotion on April 1, to $350,000 per year, and increasing his annual bonus target, for the entire fiscal year, from 60% to 80%.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGIZER HOLDINGS, INC.
By:
Daniel J. Sescleifer
Executive Vice President and Chief Financial Officer

Dated: February 27, 2007

EXHIBIT INDEX

Exhibit No.

10.1   Separation Agreement and General Release.